Exhibit 99.1

Abeona Therapeutics® Reports Third Quarter 2026 Financial Results and ZEVASKYN® Commercial Progress

– Q3 net ZEVASKYN revenue of $13.5 million, up 18% sequentially over Q2 –

– 15 ZEVASKYN treatments completed since launch, including six during Q3 –

- QTC network expanded to eight sites; four centers have completed patient treatments –

- ZEVASKYN NTAP status became effective October 1, 2026 –

- $134.9 million in cash, cash equivalents and short-term investments as of September 30, 2026 –

- Separately announced acquisition of Phase 3-ready APT-1011 in eosinophilic esophagitis (EoE) and $30 million PIPE financing –

CLEVELAND, November 9, 2026 – Abeona Therapeutics Inc. (Nasdaq: ABEO) today reported third-quarter 2026 financial results and provided an update on the commercial launch of ZEVASKYN.

“Maximizing the opportunity for ZEVASKYN remains our number one priority. During the third quarter, we continued to build the commercial foundation for ZEVASKYN, with expansion of our QTC network and more centers gaining firsthand treatment experience,” said Vish Seshadri, Ph.D., Chief Executive Officer of Abeona Therapeutics. “The acquisition of APT-1011 represents an important step in building Abeona into a diversified commercial-stage company, adding a uniquely differentiated late-stage orphan-drug asset with substantial commercial potential in a rapidly growing disease with high unmet need.”

ZEVASKYN Commercial Update

ZEVASKYN treatment activity increased in the third quarter. Since launch, 15 patient treatments have been completed with ZEVASKYN, including six during the third quarter of 2026.

Broader qualified treatment center (QTC) participation supported increased ZEVASKYN treatment activity. Abeona expanded its national ZEVASKYN QTC network to eight sites during the third quarter, increasing geographic access for eligible patients:

-

Children’s Hospital of Philadelphia and the University of Texas Medical Branch completed their first ZEVASKYN patient treatments during the third quarter, increasing the number of QTCs with treatment experience from two to four.

-	University of Florida (UF) Health in Gainesville, Florida, was activated in September 2026 as the eighth ZEVASKYN QTC, expanding access for eligible pediatric and adult RDEB patients in Florida and the Southeastern U.S.
-	Cincinnati Children’s, one of the largest epidermolysis bullosa treatment centers in the U.S., was activated as a ZEVASKYN QTC in July 2026

New Technology Add-On Payment (NTAP) status for ZEVASKYN became effective October 1, 2026. Under the Centers for Medicare & Medicaid Services (CMS) fiscal year 2027 Hospital Inpatient Prospective Payment System Final Rule. Under the standard NTAP pathway, qualifying technologies must be new and meaningfully differentiated from existing technologies, meet CMS cost criteria, and demonstrate substantial clinical improvement relative to existing treatments. NTAP provides a pathway for eligible hospitals to receive supplemental reimbursement, in addition to the diagnosis-related group base payment, when treating eligible Medicare beneficiaries with ZEVASKYN. This designation is expected to help support patient access and hospital adoption among eligible Medicare beneficiaries, who represent approximately 10 percent of RDEB patients.

Corporate and Pipeline Developments

Abeona acquired APT-1011, now ABO-801, from Ellodi Pharmaceuticals and announced a $30 million PIPE financing. In a separate press release issued today, Abeona announced the acquisition of ABO-801, a Phase 3-ready, once-daily oral disintegrating tablet formulation of fluticasone propionate in development for EoE. Under the terms of the asset purchase agreement, Abeona has issued to Ellodi $20 million of Abeona common stock at closing, with no upfront cash consideration. Ellodi is also eligible to receive payments of $30 million upon FDA approval of ABO-801 and up to an additional $30 million upon achievement of specified sales milestones. In addition, Ellodi is eligible to receive tiered royalties on net sales of ABO-801 ranging from low to mid teen percentages.

Also announced in a separate press release issued today, Abeona entered into a securities purchase agreement for a private placement of $30 million in gross proceeds before fees and expenses. The Company intends to use the net proceeds from the Private Placement for general corporate purposes, including funding the development of the Company’s product candidate pipeline and supporting commercialization efforts for ZEVASKYN.

Ultragenyx secures U.S. FDA approval of FAYUVI™. In September, Ultragenyx Pharmaceutical Inc. received FDA approval of FAYUVI (rebisufligene etisparvovec-hopf) gene therapy for Sanfilippo Syndrome Type A (MPS IIIA). Abeona previously advanced the program before licensing it to Ultragenyx in May 2022. Pursuant to its licensing agreement with Ultragenyx, Abeona is eligible to receive certain commercial milestone payments and tiered royalties of up to 8 percent on future product sales.

Third Quarter 2026 Financial Results

Net ZEVASKYN revenue for the quarter ended September 30, 2026 was $13.5 million, an 18% increase compared with $11.4 million for the second quarter of 2026. As previously disclosed in August 2026, revenue was not recognized for one treatment in the third quarter because the associated batch did not meet the release criterion for the identity assay.

Cost of sales was $5.7 million for the third quarter of 2026, compared with $4.2 million for the second quarter of 2026.

Research and development expenses were $3.7 million for the third quarter of 2026, compared with $5.0 million for the second quarter of 2026.

Selling, general and administrative expenses were $17.1 million for the third quarter of 2026, compared with $15.8 million for the second quarter of 2026.

Net loss was $(4.8) million, or $(0.08) per basic and diluted common share, for the quarter ended September 30, 2026, compared with a net loss of $(20.2) million, or $(0.35) per basic and diluted common share, for the second quarter of 2026.

Cash, cash equivalents and short-term investments totaled $134.9 million as of September 30, 2026, compared with $146.8 million as of June 30, 2026. The September 30, 2026 balance excludes the $30 million in gross proceeds from the private placement financing completed after quarter end.

Conference Call Details

The Company will host a conference call and webcast on November 9, 2026, at 8:30 a.m. ET to discuss the third-quarter financial results, ZEVASKYN commercial progress and the acquisition of ABO-801 and PIPE financing. To access the call, dial 888-506-0062 (U.S. toll-free) or 973-528-0011 (international) and Entry Code: 208009 five minutes prior to the start of the call. A live, listen-only webcast can be accessed on the Investors & Media section of Abeona’s website at https://investors.abeonatherapeutics.com/events. An archived webcast replay will be available for 30 days following the call.

About Abeona Therapeutics

Abeona Therapeutics Inc. is a commercial-stage biopharmaceutical company building a portfolio of therapies for rare and serious diseases with multiple opportunities for value creation. The Company’s portfolio includes ZEVASKYN® (prademagene zamikeracel), the first and only autologous cell-based gene therapy for the treatment of wounds in adults and pediatric patients with recessive dystrophic epidermolysis bullosa; ABO-801, a Phase 3-ready product candidate for eosinophilic esophagitis; and ABO-701 (PSMA-SIR-T™), an investigational engineered T-cell therapy targeting PSMA. For more information, visit www.abeonatherapeutics.com.

ZEVASKYN®, Abeona Assist®, Abeona Therapeutics®, and their related logos are trademarks of Abeona Therapeutics Inc.

Forward -Looking Statements

This press release contains certain statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and that involve risks and uncertainties. We have attempted to identify forward-looking statements by such terminology as “may,” “will,” “believe,” “anticipate,” “expect,” “intend,” “potential,” and similar words and expressions (as well as other words or expressions referencing future events, conditions or circumstances), which constitute and are intended to identify forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, numerous risks and uncertainties, including but not limited to our ability to maintain existing and obtain additional regulatory approvals of ZEVASKYN® and any future product candidates; our ability to successfully commercialize and market ZEVASKYN® and any future product candidates, if approved, and the timing of any commercialization and marketing efforts; our ability to manufacture sufficient batches of ZEVASKYN® to meet demand; our ability to manufacture ZEVASKYN® batches that meet certain product release specifications that were required by FDA at the time of BLA approval and implemented based on a limited clinical dataset; the FDA’s willingness to revise such release specifications to reflect real-world manufacturing experience; our ability to manufacture from provided biopsy material a ZEVASKYN® batch for which revenue may ultimately be recognized, which depends on such factors as qualified treatment centers obtaining biopsy samples from ZEVASKYN® patients of sufficient quality to act as starting material for manufacturing ZEVASKYN®, patient-to-patient variability in cell growth during the ZEVASKYN® manufacturing process, patient health deterioration in close proximity to ZEVASKYN® treatment such that treatment is no longer possible, and expiration of ZEVASKYN®’s 84-hour shelf-life before surgical application of ZEVASKYN® can be performed; our ability to activate additional qualified treatment centers to administer ZEVASKYN® on patients; our ability to realize the anticipated benefits of the acquisition, including integration, of ABO-801 into our business; ABO-801 may not progress through clinical development or receive required regulatory approvals within expected timelines or at all; clinical trials may not confirm any safety, potency or other product characteristics described or anticipated in this press release; our ability to obtain, maintain, defend, and enforce patent and other intellectual property protection for ABO-801, and to successfully defend against any third-party challenges to the validity, scope, or enforcement of such patents; our ability to consummate the private placement financing or realize the anticipated benefits from the transaction; the risk that commercial demand for FAYUVI may be less than anticipated and we thus may not receive any milestone, royalty, or other payments from Ultragenyx pursuant to our licensing agreement; the ability of qualified treatment centers to enroll patients for treatment or administer ZEVASKYN® on patients; our ability submit an investigational new drug application for ABO-701 and enroll patients in new clinical trials; our ability to access additional financial resources and/or our financial flexibility to reduce operating expenses if required; our ability to obtain additional equity funding from current or new stockholders; the potential impact of unpredicted changes in the structure and/or administration of the United States government or its agencies; our ability to out-license technology and/or other assets, deferring and/or eliminating planned expenditures, restructuring operations and/or reducing headcount, and sales of assets; the dilutive effect that raising additional funds by selling additional equity securities would have on the relative equity ownership of our existing investors, including under our existing at-the-market sale agreement; the outcome of any interactions with the FDA or other regulatory agencies relating to any of our products or product candidates; our ability to continue to secure and maintain regulatory designations for our product candidates; our ability to develop manufacturing capabilities compliant with current good manufacturing practices for our product candidates; our ability to manufacture cell and gene therapy products and produce an adequate product supply to support clinical trials and potentially future commercialization; the rate and degree of market acceptance of our product candidates for any indication once approved; our ability to meet our obligations contained in license agreements to which we are party; and macroeconomic uncertainty resulting from changes to U.S. trade policy, including current or future tariffs or other trade restrictions.

Contacts:

Investor and Media

Greg Gin

VP, Investor Relations and Corporate Communications

Abeona Therapeutics

ir@abeonatherapeutics.com

Investor

Lee M. Stern

Meru Advisors

lstern@meruadvisors.com

ABEONA THERAPEUTICS INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2026	2025	2026	2025

Revenues:
Product revenue, net	$13,491	$—	$33,591	$—
License and other revenues	—	—	—	400
Total revenues	13,491	—	33,591	400

Costs and expenses:
Cost of sales	5,713	488	12,586	488
Royalties	—	—	—	100
Research and development	3,672	4,216	18,248	20,100
Selling, general and administrative	17,107	19,314	52,444	46,249
Total costs and expenses	26,492	24,018	83,278	66,937
Loss from operations	(13,001)	(24,018)	(49,687)	(66,537)

Interest income	2,263	1,672	4,972	4,009
Interest expense	(557)	(901)	(2,083)	(2,856)
Change in fair value of warrant liabilities	6,507	2,760	4,702	4,617
Gain from sale of priority review voucher, net	—	—	—	152,366
Other (loss) income, net	(2)	129	42	359
(Loss) income before income taxes	(4,790)	(20,358)	(42,054)	91,958
Income tax expense (benefit)	18	(15,197)	20	315
Net (loss) income	$(4,808)	$(5,161)	$(42,074)	$91,643

Basic (loss) income per common share	$(0.08)	$(0.10)	$(0.74)	$1.76
Dilutive (loss) income per common share	$(0.08)	$(0.10)	$(0.74)	$1.35

Weighted average number of common shares outstanding:
Basic	57,858,292	54,242,507	57,180,398	52,198,290
Dilutive	57,858,292	54,242,507	57,180,398	65,780,650

ABEONA THERAPEUTICS INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	September 30, 2026	December 31, 2025

Cash, cash equivalents and short-term investments	$134,941	$191,404
Total assets	$171,924	$219,570
Total liabilities	$46,048	$60,354
Total stockholders’ equity	$125,876	$159,216

Common stock outstanding	57,168,018	55,043,413
Common stock and common stock equivalents*	70,973,871	69,103,212

*Common stock and common stock equivalents:
Common stock	57,168,018	55,043,413
Common stock warrants (pre-funded)	4,933,489	5,113,321
Common stock and pre-funded warrants	62,101,507	60,156,734
Options to purchase common stock	101,905	176,019
Conversion option to redeem common stock	614,251	614,251
Warrants to purchase common stock	8,156,208	8,156,208
Total common stock and common stock equivalents	70,973,871	69,103,212